EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated June 4, 2007, relating to the consolidated financial statements, financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in NetScout Systems, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2007. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/  PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts

August 1, 2007